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                                                                    EXHIBIT 99.3


PERSONAL AND CONFIDENTIAL


                                August 22, 2000


Mr. Ronald E. Fenton
Chairman, Special Committee
Phoenix International Ltd., Inc.
c/o Mr. Bahram Yusefzadeh
Phoenix International Ltd., Inc.
500 International Parkway
Heathrow, Florida 32746

Dear Mr. Fenton:

         In order to facilitate discussions between PHOENIX INTERNATIONAL LTD., INC. (the "Company") and LONDON BRIDGE SOFTWARE HOLDINGS PLC. ("London Bridge") concerning a proposed negotiated transaction and in consideration of the significant costs in terms of the time, effort and out-of-pocket expenses to be incurred by London Bridge in connection with the proposed transaction, the Company hereby agrees that for a period of 30 consecutive days following the date of this letter (the "Exclusivity Period"), the Company will not, nor shall it authorize or permit any of its subsidiaries or any of the directors, officers, employees, advisors or agents or any other representatives of the Company or its subsidiaries to, directly or indirectly, (a) solicit, initiate or encourage the submission of, or enter into any agreement or understanding with respect to, any Acquisition Proposal (as defined below) or (b) participate in, engage in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to assist or facilitate any inquiries or the making of, any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. The Company shall promptly provide oral and written notice to London Bridge of (a) the receipt during the Exclusivity Period of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (b) the material terms and conditions of such Acquisition Proposal or inquiry, and (c) the identity of such person making any such Acquisition Proposal or inquiry. The parties hereto agree to work together in good faith to execute definitive documentation with respect to the proposed transaction as soon as the parties deem to be reasonably practicable recognizing that time is of the essence and taking into account recent developments with the Company's financial statements. For purposes of this Agreement, "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange, tender offer, exchange offer, business combination or similar transaction involving the Company or any of its subsidiaries, any purchase or other acquisition of all or any significant portion of the assets of the

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Company or any of its subsidiaries or 25% or more of any class of the capital stock of the Company or any of its subsidiaries, or any other transaction which could reasonably be viewed as being inconsistent with the proposed transaction between London Bridge and the Company.

         The Company and London Bridge understand and agree that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between London Bridge and the Company unless and until a final definitive agreement has been executed and delivered. The Company and London Bridge also agree that unless and until a final definitive agreement regarding a transaction between the Company and London Bridge has been executed and delivered, neither the Company nor London Bridge will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this agreement or otherwise except for the matters specifically agreed to herein. Each of the Company and London Bridge further acknowledges and agrees that each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party with regard to a transaction between the Company and London Bridge, and to terminate discussions and negotiations at any time.

         The Company and London Bridge agree that money damages would not be a sufficient remedy for any breach of this agreement and that the Company and London Bridge shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this agreement, in addition to all other remedies available at law or in equity, including monetary damages, both actual and consequential.

         If within six months after the date hereof, the Company shall enter into any agreement relating to, or consummate, an Acquisition Proposal with a person other than London Bridge, then immediately prior to, and as a condition of, consummation of such transaction the Company shall pay to London Bridge upon demand $2.0 million (the "Termination Fee"), payable in same-day funds.

         The agreement set forth in this letter may be modified or waived only by a separate writing by the Company and London Bridge expressly modifying or waiving such agreement. It is further understood and agreed that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         If any term, provision, covenant or restriction of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect.

         This agreement is for the benefit of the Company and London Bridge, and shall be governed by and construed in accordance with the laws of the State of Delaware.

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         Please confirm your agreement with the foregoing by signing and returning one copy of this agreement, whereupon this agreement shall become a binding agreement between London Bridge and the Company.


                                Very truly yours,

                                LONDON BRIDGE SOFTWARE HOLDINGS PLC.



                                By:  /s/ Jon Lee
                                    --------------------------------
                                    Name: Jon Lee
                                    Title: Chief Operating Officer


Accepted and agreed as of
the date first written above:

PHOENIX INTERNATIONAL LTD., INC.



By: /s/ Ronald E. Fenton
   -----------------------------
   Name: Ronald E. Fenton
   Title: Chairman, Special Committee


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